Exhibit 4.2



                                 ASPECT SERIES

                           SEPARATE SERIES AGREEMENT


          THIS SEPARATE SERIES AGREEMENT, dated as of October 26, 2006 (this "Series Agreement"), is entered into by and between the undersigned. Capitalized terms used herein and not otherwise defined are used as defined in the Limited Liability Company Agreement of UBS Managed Futures LLC dated as of October 26, 2006 (as amended from time to time, the "Master Agreement").

                                   RECITALS

          WHEREAS, UBS Managed Futures LLC (the "Platform") was heretofore formed as a Delaware limited liability company pursuant to and is governed by the Delaware Limited Liability Company Act, 6 Del. C. ss. 18-101, et seq., as amended from time to time (the "Act") and the Master Agreement;

          WHEREAS, the Platform hereby desires to establish and designate a new Series (the "New Series"); and

          WHEREAS, it is intended by the parties hereto that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the New Series be enforceable only against the assets of the New Series, and not against the assets of the Platform generally or any other Series, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Platform generally shall be enforceable against the assets of the New Series.

          NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

I.   CREATION OF SERIES.

     1.   New Series.

          In accordance with the Master Agreement, the Platform hereby establishes effective as of September 15, 2006 and designates the New Series, which shall be a "Series" for purposes of the Master Agreement. For all purposes of the Act, this Series Agreement, together with each other Separate Series Agreement and the Master Agreement constitute the "limited liability company agreement" of the Platform within the meaning of the Act. The terms and provisions of this Series Agreement may have the effect of altering, supplementing or amending the terms and provisions of the Master Agreement with respect to the New Series.

     2.   Name of New Series.

          The name of the New Series created by this Series Agreement shall be UBS Managed Futures LLC (Aspect Series).


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     3.   Trading Fund.

          The New Series will invest substantially all of its capital in UBS Managed Futures (Aspect) LLC (the "Trading Fund"). Notwithstanding anything in the Master Agreement to the contrary, but subject to Section 2.1 of the Master Agreement, the Sponsor, on behalf of the Platform on behalf of the New Series, is hereby authorized and instructed to execute and deliver the Subscription Agreement for the Platform and any and all other documents, agreements or certificates contemplated by, or related to, the New Series' investments in the Trading Fund.

     4. For federal income tax purposes, the New Series intends that it will be treated as a separate business entity and shall be treated as a separate partnership. The Sponsor shall make entity classification elections as under the applicable Treasury Regulations, as necessary, for the New Series to be treated as a separate partnership.

II.  MISCELLANEOUS PROVISIONS.

     1.   Incorporation by Reference.

          "Article VIII -- Miscellaneous" of the Master Agreement is hereby incorporated by reference into this Series Agreement, and shall apply to this Series Agreement, mutatis mutandis, as if set forth in full herein.

     2.   Execution of Additional Instruments.

          Each party hereto hereby agrees to execute such other and further statements of interests and holdings, designations and other instruments necessary to comply with applicable Law, as determined by the Sponsor in its discretion.

     3.   Counterparts.

          This Series Agreement may be executed in counterparts with the same effect as if the parties had all executed the same copy. Facsimiles, digital image files or any other electronic format of executed documents shall, for all purposes of this Series Agreement, have the same force and effect as executed originals.



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          IN WITNESS WHEREOF, the parties hereto have executed this Separate
Series Agreement as of the date first above written.



                            SPONSOR

                            UBS MANAGED FUND SERVICES INC.

                            By:  /s/ Julie M. DeMatteo
                                 --------------------------------------------
                                 Name:   Julie DeMatteo
                                 Title:  President and Chief Executive
                                           Officer

                            By:  /s/ Heidi M. Rauh
                                 --------------------------------------------
                                 Name:   Heidi M. Rauh
                                 Title:  Counsel



                            THE MEMBERS
                            By:  UBS Managed Fund Services Inc.
                                 Attorney-in-fact

                            By:  /s/ Julie M. DeMatteo
                                 --------------------------------------------
                                 Name:   Julie DeMatteo
                                 Title:  President and Chief Executive
                                           Officer

                            By:  /s/ Heidi M. Rauh
                                 --------------------------------------------
                                 Name:   Heidi M. Rauh
                                 Title:  Counsel




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